SOUTHWEST AIRLINES REPORTS THIRD QUARTER PROFIT

DALLAS, TEXAS - October 26, 2016 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its third quarter 2016 results:

•	Net income of $388 million, or $.62 per diluted share, compared with third quarter 2015 net income of $584 million, or $.88 per diluted share.

•
Excluding special items[1], net income of $582 million, or $.93 per diluted share, compared with third quarter 2015 net income of $623 million, or $.94 per diluted share. This compared to First Call third quarter 2016 consensus estimate of $0.88 per diluted share.

•	Operating income of $695 million, resulting in an operating margin[2] of 13.5 percent.

•	Excluding special items, operating income of $972 million, resulting in an operating margin[3] of 18.9 percent.

•	Operating cash flow of $856 million; free cash flow[1] of $392 million; returned $312 million to Shareholders through a combination of dividends and share repurchases.

•	Return on invested capital (ROIC)[1] for 12 months ended September 30, 2016 of 32.3 percent.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are pleased to report another quarter of strong cash flows and healthy margins. We benefited from low fuel prices and record third quarter traffic levels in a competitive fare environment. I am very grateful for our People and their hard work. They did an outstanding job and produced superb results, especially considering the operational challenges caused by the technology outage in July. Their efforts to serve our Customers were truly heroic, and I am very appreciative.

"We are delighted to have reached tentative agreements with our Facilities Maintenance Technicians, Pilots, Flight Attendants, and Aircraft Appearance Technicians. These proposed agreements are subject to a ratification vote of each respective Employee group.

"The successful implementation of our new reservation system is a top priority for this quarter. The first release is currently scheduled for December, and final technology readiness is progressing as planned.

"We are excited about the fourth quarter 2016 scheduled launch of new service to Cuba from Florida4, as well as Mexico service from Los Angeles International Airport. Also, we are on track for completion of a new five-gate international terminal in Ft. Lauderdale with new international routes planned for mid-2017.

"We also have exciting growth opportunities beyond those planned for next year. We will continue to manage our growth prudently in light of the revenue environment and increasing fuel prices. We plan to slow our 2017 available seat mile growth rate to less than 4.0 percent, year-over-year, with approximately 2.0 points of the increase relating to domestic growth."

Revenue Results and Outlook
The Company's total operating revenues were $5.1 billion, driven largely by third quarter 2016 passenger revenues of $4.7 billion. As compared with third quarter 2015, total operating revenues declined 3.4 percent on a 4.2 percent increase in available seat miles. Third quarter 2015 operating revenues included a one-time special revenue adjustment of $172 million recorded as a result of the amended co-branded credit card agreement with Chase Bank USA, N.A. (Chase) and a resulting required change in accounting methodology. Excluding this special item, third quarter 2016 total operating revenues were comparable to third quarter 2015, despite an estimated $55 million reduction in third quarter 2016 revenues due to the Company's July technology outage. Customer demand remained strong during third quarter, with lower year-over-year fares resulting in a 4.9 percent decline in passenger revenue yield, as compared with third quarter 2015. Operating unit revenues (RASM) declined 4.1 percent, as compared with third quarter 2015 excluding the one-time special revenue adjustment of $172 million. While current trends suggest a stabilization of close-in fares, the overall revenue yield environment remains soft. Based on these trends, the shift in holiday timing, and bookings thus far, the Company expects fourth quarter 2016 RASM to decline in the 4 to 5 percent range, compared with fourth quarter 2015 RASM.

Cost Performance and Outlook
Third quarter 2016 total operating expenses increased 8.6 percent to $4.4 billion, and increased 4.2 percent on a unit basis, as compared with third quarter 2015. During third quarter 2016, the Company acquired four of its Boeing 737-300 aircraft off operating lease. As a result, the Company recorded lease termination costs totaling $18 million as a special item and recorded the fair value of the aircraft, as well as the associated remaining obligations to the balance sheet as debt. During third quarter 2016, the Company also expensed $356 million (before profitsharing expense and income taxes) related to proposed union contract signing bonuses as a special item. Excluding special items, total operating expenses increased 1.7 percent to $4.2 billion, and decreased 2.4 percent on a unit basis.

Third quarter 2016 economic fuel costs1 were $2.02 per gallon, including $0.56 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.20 per gallon in third quarter 2015, including $0.50 per gallon in unfavorable cash settlements from fuel derivative contracts.

Based on the Company's existing fuel derivative contracts and market prices as of October 20, 2016, fourth quarter 2016 economic fuel costs are estimated to be approximately $2.10 per gallon5. As of October 20, 2016, the fair market value of the Company's fuel derivative contracts for fourth quarter 2016 was a net liability of approximately $240 million. For 2017 and 2018, combined, the hedge portfolio was a net liability of approximately $440 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, third quarter 2016 operating expenses increased 3.9 percent compared with third quarter 2015. Third quarter 2016 profitsharing expense was $101 million, compared with $177 million in third quarter 2015. Excluding fuel and oil expense, special items, and profitsharing expense, third quarter 2016 operating costs increased 6.8 percent, and 2.6 percent on a unit basis, both year-over-year, and including approximately $24 million in expenses related to the Company's July technology outage. Based on current trends and excluding fuel and oil expense, special items, and profitsharing expense, the Company expects its fourth quarter 2016 unit costs to increase in the four to five percent range6, year-over-year, driven by the estimated impact of proposed and amended union contracts and the additional depreciation expense associated with the accelerated retirement of the Company’s Classic fleet (Boeing 737-300/-500 aircraft) to third quarter 2017.

Third Quarter Results
Third quarter 2016 operating income was $695 million, compared with $1.2 billion in third quarter 2015. Excluding special items, third quarter 2016 operating income was $972 million, compared with $1.0 billion in third quarter 2015.

Other expenses in third quarter 2016 were $77 million, compared with $292 million in third quarter 2015. The $215 million decrease resulted primarily from $64 million in other losses recognized in third quarter 2016, compared with $272 million in third quarter 2015. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, other losses were $33 million in both periods, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Fourth quarter 2016 premium costs related to fuel derivative contracts are currently estimated to be approximately $36 million, compared with $43 million in fourth quarter 2015. Net interest expense in third quarter 2016 was $13 million, compared with $20 million in third quarter 2015.

Third quarter 2016 net income was $388 million, or $0.62 per diluted share, compared with third quarter 2015 net income of $584 million, or $.88 per diluted share. Excluding special items, third quarter net income was $582 million, or $.93 per diluted share, compared with third quarter 2015 net income of $623 million, or $.94 per diluted share.

Liquidity and Capital Deployment
As of September 30, 2016, the Company had approximately $3.4 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. During third quarter 2016, the Company entered into a new unsecured five-year revolving credit facility, and terminated its previous $1 billion facility, which would have expired in April 2018. Net cash provided by operations during third quarter 2016 was $856 million, capital expenditures were $464 million, and free cash flow was $392 million. The Company repaid $68 million in debt and capital lease obligations during third quarter 2016, and expects to repay approximately $450 million in debt and capital lease obligations in fourth quarter 2016.

During third quarter 2016, the Company returned $312 million to its Shareholders through the payment of $62 million in dividends and the repurchase of 6.7 million shares in common stock for $250 million. The common stock repurchased was pursuant to an accelerated share repurchase program launched during third quarter 2016 and completed this month. The Company has $1.25 billion remaining under its May 2016 $2.0 billion share repurchase program.

For the nine months ended September 30, 2016, net cash provided by operations was $3.6 billion, capital expenditures were $1.4 billion, and assets constructed for others, net of reimbursements, were $2 million, resulting in free cash flow of $2.2 billion. This enabled the Company to return approximately $1.7 billion to Shareholders through the payment of $222 million in dividends and the repurchase of $1.5 billion in common stock.

Fleet and Capacity
The Company ended third quarter 2016 with 714 aircraft in its fleet. This reflects the third quarter 2016 delivery of 11 new Boeing 737-800s, and the retirement of 16 Boeing 737 Classic aircraft, including the last -500 aircraft in the Company's fleet. The Company plans to end this year with 723 aircraft, with 2016 available seat mile growth in the five to six percent range, year-over-year. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Awards and Recognitions

•	Ranked among top Airline Rewards Programs by U.S. News & World Report.

•	Named Simpliflying’s Best Airline in Customer Service, Best Airline in Social Media, and Best Airline in North America.

•	Included among top 10 of Glassdoor’s Best Places to Interview 2016.

•	Voted Most Trusted Brand for Airlines in Reader’s Digest’s 2016 Most Trusted Brands.

•	Southwest Cargo received Logistics Management Magazine’s 2016 Quest for Quality Award for the 20th consecutive year.

Conference Call
The Company will discuss its third quarter 2016 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
http://investors.southwest.com

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, and free cash flow. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Operating margin is calculated as operating income divided by operating revenues.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4Pending the approvals of the Cuban government.
5Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
6Year-over-year projections do not reflect the potential impact of fuel and oil expense, profitsharing expense, and special items in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, strategies, and projected results of operations, including specific factors expected to impact the Company’s results of operations; (ii) the Company’s plans and expectations related to labor matters; (iii) the Company’s plans and expectations with respect to its new reservation system and other technology initiatives, and the Company’s related multi-faceted financial and operational expectations and opportunities; (iv) the Company’s growth plans, strategies, and opportunities, including its network and capacity plans, opportunities, and expectations; (v) the Company's expectations related to its management of risk associated with changing jet fuel prices; (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures; and (vii) the Company’s fleet plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation), and other factors beyond the Company's control, on the Company’s business decisions, plans, and strategies; (iii) the impact of labor matters on the Company’s business decisions, plans, strategies, and costs; (iv) the Company's dependence on third parties, in particular with respect to its fleet and technology plans; (v) the impact of governmental regulations and other governmental actions related to the Company’s operations; (vi) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2016	2015	Percent Change	2016	2015	Percent Change
OPERATING REVENUES:
Passenger	$4,669	$4,716	(1.0)	$13,971	$13,746	1.6
Freight	42	44	(4.5)	129	134	(3.7)
Special revenue adjustment	—	172	n.m.	—	172	n.m.
Other	428	386	10.9	1,250	791	58.0
Total operating revenues	5,139	5,318	(3.4)	15,350	14,843	3.4

OPERATING EXPENSES:
Salaries, wages, and benefits	1,909	1,699	12.4	5,089	4,725	7.7
Fuel and oil	941	936	0.5	2,696	2,818	(4.3)
Maintenance materials and repairs	258	259	(0.4)	801	729	9.9
Aircraft rentals	56	60	(6.7)	174	179	(2.8)
Landing fees and other rentals	307	303	1.3	918	887	3.5
Depreciation and amortization	315	258	22.1	903	751	20.2
Acquisition and integration	—	6	n.m.	—	32	n.m.
Other operating expenses	658	572	15.0	1,854	1,632	13.6
Total operating expenses	4,444	4,093	8.6	12,435	11,753	5.8

OPERATING INCOME	695	1,225	(43.3)	2,915	3,090	(5.7)

OTHER EXPENSES (INCOME):
Interest expense	31	31	—	93	92	1.1
Capitalized interest	(12)	(9)	33.3	(34)	(23)	47.8
Interest income	(6)	(2)	200.0	(17)	(5)	240.0
Other (gains) losses, net	64	272	(76.5)	135	394	(65.7)
Total other expenses (income)	77	292	(73.6)	177	458	(61.4)

INCOME BEFORE INCOME TAXES	618	933	(33.8)	2,738	2,632	4.0
PROVISION FOR INCOME TAXES	230	349	(34.1)	1,016	987	2.9
NET INCOME	$388	$584	(33.6)	$1,722	$1,645	4.7

NET INCOME PER SHARE:
Basic	$0.63	$0.89	(29.2)	$2.73	$2.47	10.5
Diluted	$0.62	$0.88	(29.5)	$2.70	$2.45	10.2

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	618	655	(5.6)	630	665	(5.3)
Diluted	625	663	(5.7)	638	673	(5.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2016	2015	Percent Change	2016	2015	Percent Change
Operating revenues, as reported	$5,139	$5,318		$15,350	$14,843
Deduct: Special revenue adjustment	—	(172)		—	(172)
Operating revenues, Non-GAAP	$5,139	$5,146	(0.1)	$15,350	$14,671	4.6

Fuel and oil expense, unhedged	$751	$843		$2,044	$2,634
Add: Fuel hedge (gains) losses included in Fuel and oil expense	190	93		652	184
Fuel and oil expense, as reported	$941	$936		$2,696	$2,818
Add: Net impact from fuel contracts (1)	97	152		120	143
Fuel and oil expense, non-GAAP (economic)	$1,038	$1,088	(4.6)	$2,816	$2,961	(4.9)

Total operating expenses, as reported	$4,444	$4,093		$12,435	$11,753
Deduct: Union contract bonuses	(356)	(140)		(356)	(195)
Add: Net impact from fuel contracts (1)	97	152		120	143
Deduct: Acquisition and integration costs	—	(6)		—	(32)
Add: Litigation settlement	—	—		—	37
Deduct: Asset impairment	—	—		(21)	—
Deduct: Lease termination expense	(18)	—		(18)	—
Total operating expenses, non-GAAP	$4,167	$4,099	1.7	$12,160	$11,706	3.9
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,038)	(1,088)		(2,816)	(2,961)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$3,129	$3,011	3.9	$9,344	$8,745	6.8
Deduct: Profitsharing expense	(101)	(177)		(463)	(484)
Operating expenses, non-GAAP, excluding profitsharing and Fuel and oil expense	$3,028	$2,834	6.8	$8,881	$8,261	7.5

Operating income, as reported	$695	$1,225		$2,915	$3,090
Add: Union contract bonuses	356	140		356	195
Deduct: Net impact from fuel contracts (1)	(97)	(152)		(120)	(143)
Add: Acquisition and integration costs	—	6		—	32
Deduct: Litigation settlement	—	—		—	(37)
Deduct: Special revenue adjustment	—	(172)		—	(172)
Add: Asset impairment	—	—		21	—
Add: Lease termination expense	18	—		18	—
Operating income, non-GAAP	$972	$1,047	(7.2)	$3,190	$2,965	7.6

Other (gains) losses, net, as reported	$64	$272		$135	$394
Deduct: Net impact from fuel contracts (1)	(31)	(239)		(20)	(316)
Other (gains) losses, net, non-GAAP	$33	$33	—	$115	$78	47.4

Net income, as reported	$388	$584		$1,722	$1,645
Add: Union contract bonuses	356	140		356	195
Add (Deduct): Net impact from fuel contracts (1)	(66)	87		(100)	173
Add: Acquisition and integration costs	—	6		—	32
Deduct: Litigation settlement	—	—		—	(37)
Deduct: Special revenue adjustment	—	(172)		—	(172)
Add: Asset impairment	—	—		21	—
Add: Lease termination expense	18	—		18	—
Deduct: Net income tax impact of fuel and special items (2)	(114)	(22)		(110)	(72)
Net income, non-GAAP	$582	$623	(6.6)	$1,907	$1,764	8.1

Net income per share, diluted, as reported	$0.62	$0.88		$2.70	$2.45
Add (Deduct): Impact from fuel contracts	(0.11)	0.13		(0.16)	0.26
Add: Impact of special items	0.60	(0.04)		0.62	0.04
Deduct: Net income tax impact of fuel and special items (2)	(0.18)	(0.03)		(0.16)	(0.12)
Net income per share, diluted, non-GAAP	$0.93	$0.94	(1.1)	$3.00	$2.63	14.1
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$15	$61	$7	$61
Contracts settling in the current period, but for which losses have been recognized in a prior period (1)	82	91	113	82
Impact from fuel contracts to Fuel and oil expense	$97	$152	$120	$143

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(15)	$(61)	$(7)	$(61)
Contracts settling in the current period, but for which losses have been recognized in a prior period (1)	(82)	(91)	(113)	(82)
Impact from fuel contracts to Operating Income	$(97)	$(152)	$(120)	$(143)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(20)	$(179)	$(16)	$(271)
Ineffectiveness from fuel hedges settling in future periods	4	1	3	16
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(15)	(61)	(7)	(61)
Impact from fuel contracts to Other (gains) losses, net	$(31)	$(239)	$(20)	$(316)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$20	$179	$16	$271
Ineffectiveness from fuel hedges settling in future periods	(4)	(1)	(3)	(16)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(82)	(91)	(113)	(82)
Impact from fuel contracts to Net Income (2)	$(66)	$87	$(100)	$173

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
Revenue passengers carried	31,768,550	30,559,019	4.0%	92,712,998	87,802,757	5.6%
Enplaned passengers	38,852,737	37,765,903	2.9%	112,960,419	107,535,145	5.0%
Revenue passenger miles (RPMs) (000s) (1)	32,315,952	31,052,660	4.1%	93,431,810	87,771,907	6.4%
Available seat miles (ASMs) (000s) (2)	37,881,510	36,360,340	4.2%	111,374,942	105,133,835	5.9%
Load factor (3)	85.3%	85.4%	(0.1) pts.	83.9%	83.5%	0.4 pts.
Average length of passenger haul (miles)	1,017	1,016	0.1%	1,008	1,000	0.8%
Average aircraft stage length (miles)	764	754	1.3%	763	750	1.7%
Trips flown	332,420	325,301	2.2%	981,409	948,180	3.5%
Seats flown (4)	49,050,147	47,470,059	3.3%	144,264,317	138,326,878	4.3%
Seats per trip (5)	147.55	145.93	1.1%	147.00	145.89	0.8%
Average passenger fare	$146.96	$154.33	(4.8)%	$150.69	$156.55	(3.7)%
Passenger revenue yield per RPM (cents) (6)	14.45	15.19	(4.9)%	14.95	15.66	(4.5)%
RASM (cents) (7)	13.57	14.15	(4.1)%	13.78	13.95	(1.2)%
PRASM (cents) (8)	12.32	12.97	(5.0)%	12.54	13.07	(4.1)%
CASM (cents) (9)	11.73	11.26	4.2%	11.17	11.18	(0.1)%
CASM, excluding Fuel and oil expense (cents)	9.25	8.68	6.6%	8.74	8.50	2.8%
CASM, excluding special items (cents)	11.00	11.27	(2.4)%	10.92	11.13	(1.9)%
CASM, excluding Fuel and oil expense and special items (cents)	8.26	8.28	(0.2)%	8.39	8.31	1.0%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	7.99	7.79	2.6%	7.97	7.85	1.5%
Fuel costs per gallon, including fuel tax (unhedged)	$1.46	$1.70	(14.1)%	$1.36	$1.85	(26.5)%
Fuel costs per gallon, including fuel tax	$1.83	$1.89	(3.2)%	$1.79	$1.98	(9.6)%
Fuel costs per gallon, including fuel tax (economic)	$2.02	$2.20	(8.2)%	$1.87	$2.08	(10.1)%
Fuel consumed, in gallons (millions)	513	493	4.1%	1,498	1,420	5.5%
Active fulltime equivalent Employees	53,072	48,642	9.1%	53,072	48,642	9.1%
Aircraft at end of period (10)	714	692	3.2%	714	692	3.2%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period. Third quarter and nine months ended September 30, 2015 RASM excludes a $172 million one-time special revenue adjustment. Including the special revenue adjustment, RASM would have been 14.63 cents and 14.12 cents for the three and nine months ended September 30, 2015, respectively. Additional information regarding this special item is provided in the Note Regarding Use of Non-GAAP Financial Measures and a reconciliation of revenue excluding special items related to accounting changes in the accompanying pages.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(10) Aircraft in the Company's fleet at period end.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended	Twelve months ended
	September 30, 2016	September 30, 2015
Operating income, as reported	$3,940	$3,711
Special revenue adjustment (1)	—	(172)
Union contract bonuses	495	204
Net impact from fuel contracts	(300)	(142)
Acquisition and integration costs	7	80
Litigation settlement	—	(37)
Asset impairment	21	—
Lease termination expense	18	—
Operating income, non-GAAP	$4,181	$3,644
Net adjustment for aircraft leases (2)	115	113
Adjustment for fuel hedge accounting	(160)	(94)
Adjusted Operating income, non-GAAP	$4,136	$3,663

Average invested capital (3)	$11,764	$11,011
Equity adjustment for hedge accounting	1,044	761
Adjusted average invested capital	$12,808	$11,772

ROIC, pre-tax	32.3%	31.1%

(1) One-time adjustment related to the amendment of the Company's co-branded credit card agreement with Chase Bank USA, N.A. and a resulting change in accounting methodology.
(2) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(3) Average invested capital is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,966	$1,583
Short-term investments	1,480	1,468
Accounts and other receivables	848	474
Inventories of parts and supplies, at cost	331	311
Prepaid expenses and other current assets	214	188
Total current assets	4,839	4,024
Property and equipment, at cost:
Flight equipment	19,978	19,462
Ground property and equipment	3,600	3,219
Deposits on flight equipment purchase contracts	1,113	1,089
Assets constructed for others	1,150	915
	25,841	24,685
Less allowance for depreciation and amortization	9,295	9,084
	16,546	15,601
Goodwill	970	970
Other assets	690	717
	$23,045	$21,312
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,021	$1,188
Accrued liabilities	2,146	2,591
Air traffic liability	3,677	2,990
Current maturities of long-term debt	972	637
Total current liabilities	7,816	7,406

Long-term debt less current maturities	2,323	2,541
Deferred income taxes	3,209	2,490
Construction obligation	989	757
Other noncurrent liabilities	661	760
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,402	1,374
Retained earnings	10,957	9,409
Accumulated other comprehensive loss	(499)	(1,051)
Treasury stock, at cost	(4,621)	(3,182)
Total stockholders' equity	8,047	7,358
	$23,045	$21,312

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$388	$584	$1,722	$1,645
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	315	258	903	751
Loss on asset impairment	—	—	21	—
Unrealized/realized (gain) loss on fuel derivative instruments	(67)	87	(101)	172
Deferred income taxes	315	(82)	395	(40)
Changes in certain assets and liabilities:
Accounts and other receivables	(320)	4	(355)	(86)
Other assets	(16)	33	(61)	40
Accounts payable and accrued liabilities	247	380	272	424
Air traffic liability	(77)	(301)	686	617
Cash collateral received from (provided to) derivative counterparties	114	181	230	(213)
Other, net	(43)	(308)	(128)	(396)
Net cash provided by operating activities	856	836	3,584	2,914

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(464)	(230)	(1,364)	(1,231)
Assets constructed for others	(33)	(32)	(70)	(76)
Purchases of short-term investments	(641)	(506)	(1,670)	(1,383)
Proceeds from sales of short-term and other investments	549	509	1,671	1,732
Other, net	5	—	—	(9)
Net cash used in investing activities	(584)	(259)	(1,433)	(967)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	6	9	23	30
Proceeds from termination of interest rate derivative instruments	—	—	—	12
Reimbursement for assets constructed for others	33	9	68	14
Payments of long-term debt and capital lease obligations	(68)	(79)	(171)	(170)
Payments of cash dividends	(62)	(49)	(222)	(180)
Repayment of construction obligation	(2)	(3)	(6)	(8)
Repurchase of common stock	(250)	(500)	(1,450)	(1,180)
Other, net	(3)	4	(10)	(7)
Net cash used in financing activities	(346)	(609)	(1,768)	(1,489)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(74)	(32)	383	458

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,040	1,772	1,583	1,282

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,966	$1,740	$1,966	$1,740

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 20, 2016

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	4Q 2016 (2)
$30	$1.60 - $1.65
$40	$1.80 - $1.85
Current Market (1)	Approximately $2.10
$60	$2.15 - $2.20
$70	$2.35 - $2.40

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2017	63%
2018	36%

(1) Brent crude oil average market price as of October 20, 2016, was approximately $52 per barrel for fourth quarter 2016.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of October 20, 2016. The projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the Fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non–GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Southwest Airlines Co.
737 Delivery Schedule
As of September 30, 2016

	The Boeing Company
	737
	-800 Firm Orders	-800 Options	-7 Firm Orders	-8 Firm Orders		-8 Options		Additional -700s	Total
2016	38	—	—	—		—		23	61	(2)
2017	39	—	—	14		—		14	67
2018	16	14	—	13		—		4	47
2019	—	—	15	—		5		—	20
2020	—	—	14	—		8		—	22
2021	—	—	1	13		18		—	32
2022	—	—	—	15		19		—	34
2023	—	—	—	34		23		—	57
2024	—	—	—	41		23		—	64
2025	—	—	—	40		36		—	76
2026	—	—	—	—		36		—	36
2027	—	—	—	—		23		—	23
	93	14	30	170	(1)	191	(1)	41	539

(1) The Company has flexibility to substitute 737-7 in lieu of 737-8 aircraft beginning in 2019.
(2) Includes 25 737-800s and 19 737-700s delivered as of September 30, 2016.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.

As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The non-GAAP measures provided that reflect the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding fuel and oil expense; Operating expenses, non-GAAP, excluding profitsharing and fuel and oil expense; Operating income, non-GAAP; Operating margin, excluding special items; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an “economic” basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
In addition, the Company’s GAAP results in the applicable periods include other charges or benefits that are deemed “special items” that the Company believes are not indicative of its ongoing operations and make its results difficult to compare to prior periods, anticipated future periods, or to its competitors’ results. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items.
Special items include:

1.
A one-time $172 million Special revenue adjustment due to the July 2015 amendment of the Company’s co-branded credit card agreement with Chase and the resulting change in accounting methodology. This non-cash increase to revenue represented a nonrecurring required acceleration of revenues associated with the adoption of ASU 2009-13;

2.
Expenses associated with the Company’s acquisition and integration of AirTran. Such expenses were primarily incurred during the acquisition and integration period of the two companies from 2011 through 2015 as a result of the Company’s acquisition of AirTran, which closed on May 2, 2011. The Company does not expect to incur any further acquisition and integration costs related to the AirTran acquisition and therefore, the exclusion of these expenses provides investors with a more applicable basis with which to compare results in future periods now that the integration process has been completed;

3.
A gain resulting from a litigation settlement received in January 2015. This cash settlement meaningfully lowered Other operating expenses during the applicable period, and the Company does not expect a similar impact on its cost structure in the future;

4.
Union contract bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

5.
A $21 million noncash impairment charge related to Newark Liberty International Airport (Newark) slots as a result of the FAA announcement in April 2016 that Newark was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3; and

6.
Lease termination costs totaling $18 million recorded during third quarter 2016 as a result of the Company acquiring four of its Boeing 737-300 aircraft off operating leases. The Company recorded the fair value of the aircraft, as well as the associated remaining obligations to the balance sheet as debt.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to other airlines: Operating revenues, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding fuel and oil expense; Operating expenses, non-GAAP, excluding profitsharing and fuel and oil expense; Operating income, non-GAAP; Operating margin, excluding special items; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended September 30, 2016, the Company generated $392 million in free cash flow, calculated as operating cash flows of $856 million less capital expenditures of $464 million less assets constructed for others of $33 million plus reimbursements for assets constructed for others of $33 million. For the nine months ended September 30, 2016, the Company generated $2,218 million in free cash flow, calculated as operating cash flows of $3,584 million less capital expenditures of $1,364 million less assets constructed for others of $70 million plus reimbursements for assets constructed for others of $68 million.
The Company has also provided ROIC, which is calculated, in part, using non-GAAP financial measures. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC differ; therefore, the Company is providing an explanation of its calculation for ROIC (before taxes and excluding special items) in the accompanying reconciliation tables (see Return on Invested Capital).